Exhibit 99.1

Media: Julie Ketay, 312.558.8727

Analysts: Aaron Hoffman, 312.558.8739

SARA LEE REPORTS INCREASED SALES FOR SECOND QUARTER FISCAL 2004

Company reports diluted earnings per share of $.39 for the second quarter of fiscal 2004, in-line with company’s earnings forecast and First Call mean estimates

Cash flow from operations up 17% through the first half

CHICAGO (Jan. 22, 2004) – Sara Lee Corporation today announced that net sales for the second quarter of fiscal 2004, ending Dec. 27, 2003, were $5.0 billion, up 5% compared to $4.8 billion in the prior year’s quarter. For the first six months of fiscal 2004, sales were $9.7 billion, up 4% over the same period a year ago. During the second quarter, and year-to-date period, sales benefited from favorable foreign currency exchange rates, particularly the strong euro, and growth in Sara Lee Meats, Beverage and Household Products.

Diluted earnings per share (EPS) for the second quarter of fiscal 2004 were $.39, compared to $.42 in the prior year. Diluted EPS were at the high-end of the company’s forecasted range of $.35 to $.40, and in-line with the First Call mean estimates of $.39. For the first half of fiscal 2004, diluted EPS were $.68, versus $.80 in fiscal 2003.

Cash flow from operations for the second quarter was $700 million, resulting in a record first half level of $1 billion for the company. The increase in the first six months of fiscal 2004 was driven by a reduction in the use of funds for working capital and a strong focus on generating cash in each line of business.

Total media advertising and promotion (MAP) spending rose 1% in the second quarter, including a 1% increase in both media advertising and other advertising and promotions. Higher MAP spending was reported in Bakery, Beverage and Household Products.

For the first half of fiscal 2004, MAP spending was up 3%, driven by a 5% rise in media advertising, and a 1% increase in other advertising and promotion.

Corporate unit volumes decreased 3% during the second quarter. Through the first six months of fiscal 2004, corporate unit volumes also decreased 3%.

“In the second quarter, Sara Lee delivered sales growth and we achieved our earnings expectations while continuing to generate very strong cash flow,” said C. Steven McMillan, chairman, president and chief executive officer of Sara Lee Corporation. “Innovative new products from leading brands such as Sara Lee, Jimmy Dean and Hillshire Farm, continued momentum for both the Senseo coffee system and the Direct Selling operations, and the effect of favorable currency all contributed to growth in the quarter. However, a disappointing holiday season for apparel led to lower sales and earnings in Intimates and Underwear.

“For the first half of fiscal 2004, our cash flow reached a record $1 billion, which was driven by a strong management focus on cash flow in each line of business. Also in this quarter, we completed the sale of our Italian hosiery business, Filodoro, which generated cash proceeds of $37 million, allowing us to re-deploy some financial and management resources to areas that have greater potential for growth,” added McMillan.

Performance Review

A performance review for each line of business follows. All dollar amounts are in millions. Unit volumes exclude acquisitions and divestitures.

MEATS

Sara Lee Meats is a leader in the branded packaged meats business in the United States, Europe and Mexico.

Second Quarter Highlights

•	Net sales increased as a result of the strong euro, pricing and favorable product mix

•	Unit volumes decreased slightly, primarily due to lower volumes at foodservice in the United States

•	Operating segment income rose despite significant raw material cost increases

•	Major brands and new products continued to perform well

	Second Quarter		Change		Six Months		Change
In millions	2004	2003	$	%	2004	2003	$	%
Net Sales	$1,083	$976	$107	11.0%	$2,078	$1,899	$179	9.4%

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(40)	$40		$—	$(68)	$68
Dispositions	—	—	—		—	4	(4)

Operating segment income	$115	$113	$2	2.1%	$216	$203	$13	7.0%

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(4)	$4		$—	$(8)	$8
Exit activities and business dispositions	—	7	(7)		5	8	(3)

Unit volume change vs. 2003

	Second Quarter 2004	Six Months 2004
Global unit volume	(1)%	0%
U.S.	0%	1%
Retail	0%	1%
Deli	6%	9%
Foodservice	(5)%	(3)%
Europe	(1)%	(1)%
Mexico	(2)%	(1)%

Overview

•	Net sales for the quarter rose 11%, driven by higher net average selling prices in connection with increased raw material costs, favorable product mix and the impact of the strong euro. Year-to-date, sales were up 9%.

•	Raw material costs, both pork and beef, in the second quarter were significantly higher compared with the same quarter last year.

•	Operating segment income for the quarter was up 2%, driven by increased sales, positive product mix, lower selling and distribution costs, and favorable currency exchange rates, which more than offset higher raw material costs as well as the year-over-year impact of last year’s favorable adjustments to exit costs. Operating segment income for the first six months was up 7%.

•	MAP spending decreased 3% in the quarter, due primarily to a 15% decline in media expense as a result of an optimization in media strategy and execution.

Retail

•	U.S. retail unit volumes equaled last year’s second quarter levels, despite higher selling prices. The success of new, value-added products launched during the past year under the company’s leading meat brands, including Hillshire Farm Deli Select Ultra Thin sliced meats, Jimmy Dean breakfast sandwiches and Ball Park smoked sausage, helped sustain volumes.

•	Sara Lee deli unit volumes continued to grow, up 6% in the quarter, primarily driven by increased distribution levels for the Sara Lee product line. Year-to-date, deli unit volumes were up 9%.

•	Several on-trend new products were launched during the quarter. Hillshire Farm Appetizer Tubs and Emeril’s Gourmet sausages in the United States, Aoste Stickado salami snacks in France and Germany, and Weight Watchers’ deli meats in Belgium appealed to consumers’ increasing demand for convenience, comfort and wellness.

•	The European meats business showed slightly lower unit volumes, but sales and profits were up in the quarter, driven by the strength of the euro.

•	In Mexico, unit volumes were down in the second quarter due to weakness in the supermarket channel. Net sales decreased due to lower unit volumes and the weaker peso. Profits also decreased in Mexico, due to lower sales, higher raw material costs and unfavorable currency effects.

Foodservice

•	Net sales were slightly up as a result of higher pricing to cover increased raw material costs. Profits also were up, due to improved product mix and lower selling and administrative costs. Foodservice unit volumes in the United States were down 5% in the quarter and 3% year-to-date, due to lower volumes at a key foodservice customer.

BAKERY

Sara Lee Bakery is a leader in the U.S. fresh baked goods market, and holds important positions in the U.S. and European refrigerated dough and European fresh bread markets. Sara Lee Bakery also enjoys leading positions in frozen baked goods in both the United States and Australia.

Second Quarter Highlights

•	Net sales increased 1%, driven by currency, new products and favorable pricing and mix

•	Sara Lee brand sales grew significantly with strength in all categories

•	Overall U.S. fresh bread sales decreased due to weakness in regional breads

•	Operating segment income improved significantly as a result of ongoing cost reductions

	Second Quarter		Change		Six Months		Change
In millions	2004	2003	$	%	2004	2003	$	%
Net Sales	$871	$862	$9	1.0%	$1,707	$1,684	$23	1.4%

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(30)	$30		$—	$(51)	$51

Operating segment income	$55	$21	$34	157.8%	$95	$66	$29	43.4%

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(3)	$3		$—	$(5)	$5
Exit activities and business dispositions	3	(19)	22		—	(18)	18
Accelerated depreciation	(1)	—	(1)		(2)	—	(2)

Unit volume change vs. 2003

	Second Quarter 2004	Six Months 2004
Global unit volume	(4)%	(3)%
U.S.	(4)%	(4)%
Fresh baked goods	(6)%	(5)%
Refrigerated dough	(7)%	(5)%
Frozen retail	20%	19%
Foodservice	(7)%	(9)%
Europe	1%	0%
Fresh	2%	1%
Refrigerated	0%	(3)%

Overview

•	Net sales for the quarter increased 1% as strong sales for Sara Lee fresh breads and Sara Lee frozen retail baked goods, higher sales in the Spanish fresh bread division and favorable currency trends more than offset softness in the U.S. regional fresh bread business and lower bakery foodservice sales. For the first half, net sales were up 1%.

•	Operating segment income rose 158% compared with the quarter a year ago. Higher restructuring expense in the prior year contributed 129% to this increase. The remaining operating segment income increase of 29% was partially attributable to higher gross margins and a lower cost structure resulting from prior restructuring actions. Strong sales for frozen Sara Lee heritage products, a very strong retail pie season, positive product mix in the U.S. refrigerated dough business and favorable foreign currency exchange rates also contributed to the profit increase.

•	Sara Lee brand sales continued to grow, up nearly 20% in the second quarter, driven by the success of both the fresh and frozen lines.

•	MAP spending was up 9% for the quarter and up 17% year-to-date, primarily due to increased spending on the Sara Lee brand.

Fresh Baked Goods

•	In the second quarter, double-digit sales growth for fresh bakery products sold under the Sara Lee brand in the United States partially offset continuing softness in the company’s regional fresh bread brands. The growth of the Sara Lee brand continues to enhance the product mix of the U.S. fresh business.

•	European baking showed volume and sales growth in the quarter, primarily driven by the continued success of Bimbo crustless breads in Spain.

•	Continuing the expansion of the Sara Lee fresh bread line, four new Sara Lee breads were launched in the United States at the beginning of the third quarter. Delightful White and Wheat, fresh breads with lower carbohydrates and lower calories; Heart Healthy Multi-Grain bread; and Country Potato bread. Full distribution was achieved for the new Sara Lee breads in the company’s 33-state territory, and initial consumer response has been very positive.

Refrigerated Dough

•	U.S. refrigerated dough benefited in the second quarter from a positive mix and a more efficient promotional spend, offsetting volume declines.

Frozen Baked Goods

•	For the second quarter, unit volumes rose 20% and sales increased 11% for U.S. frozen retail baked goods, mostly due to increased distribution and market share gains. The company’s heritage products – cheesecake, pound cake and Danish – showed strength in the quarter, primarily due to effective trade promotions.

•	In the frozen business in Australia, second quarter sales and profits were positively impacted by favorable foreign currency exchange rates.

•	Results for the foodservice bakery business in the United States decreased in the second quarter, mainly due to lower frozen pie sales to a key customer.

BEVERAGE

Beverage is one of the largest producers of roast and ground coffee in the world, competing in both retail and out-of-home categories. Its primary markets are Europe, the United States and Brazil.

Second Quarter Highlights

•	Net sales were up, driven by price increases and favorable currency

•	Senseo sales more than doubled compared with last year’s quarter

•	Coffee unit volumes were down slightly, mostly due to declines in foodservice

•	Operating segment income was up as a result of favorable currency

	Second Quarter		Change		Six Months		Change
In millions	2004	2003	$	%	2004	2003	$	%
Net Sales	$821	$731	$90	12.3%	$1,513	$1,350	$163	12.1%

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(82)	$82		$—	$(134)	$134

Operating segment income	$123	$121	$2	2.3%	$221	$207	$14	6.8%

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(17)	$17		$—	$(28)	$28

Unit volume change vs. 2003

	Second Quarter 2004	Six Months 2004
Global unit volume	(1)%	(1)%
Retail	1%	0%
Europe	(2)%	(1)%
U.S.	(3)%	6%
Brazil	10%	(1)%
Out-of-home	(5)%	(3)%
Europe	(2)%	(3)%
U.S.	(7)%	(4)%

Overview

•	Favorable foreign currency exchange rates, particularly for the euro, and price increases instituted during the past year in Brazil, Europe and the United States to cover higher green coffee prices drove the 12% sales growth in the quarter.

•	Global unit volumes were down 1% in the quarter as a 10% volume gain in Brazil was offset by volume declines in both Europe and the United States. The U.S. foodservice business was down 7%, and the European retail business was down 2%. Year-to-date, unit volumes were down 1%.

•	Operating segment income grew 2% in the second quarter, driven primarily by the strong euro. A favorable product mix in Europe as a result of Senseo’s ongoing success also contributed to the higher profits. Offsetting this growth were lower results at foodservice in the United States, higher pension costs and higher SG&A costs in Europe.

•	MAP spending for the Beverage business rose 3% in the quarter, driven by a 19% increase in media advertising spending, particularly for Senseo.

Retail

•	For the quarter, European retail coffee sales growth was primarily driven by the favorable impact of the strong euro, increased pricing due to higher green coffee prices and a favorable product mix as a result of the strong performance of Senseo. Unit volumes in Europe were down 2% as a result of slightly declining markets and a retailer price war in Spain benefiting private label and competing brands’ volumes.

•	Senseo had a very strong second quarter. Sales more than doubled compared with last year due to strong growth in every market – the Netherlands, Belgium, France and Germany. Senseo was launched in Denmark in the second quarter.

•	Unit volumes for the second quarter were down 3% in the U.S. retail coffee market as volumes were negatively affected by aggressive price discounting by competitors. Year-to-date, unit volumes were up 6%, due to a very strong first quarter. Sales were up for the second quarter and the first six months as a result of price increases taken over the past year.

•	In Brazil, unit volumes recovered during the second quarter, up 10%, after volume weakness in the first quarter as a result of coffee price increases. Sales were up significantly for the quarter and year-to-date, mainly driven by favorable changes in foreign currency rates as well as the price increases. Operating profits also rose as a result of the pricing strategy.

Out-of-home

•	Unit volumes in the U.S. foodservice coffee market decreased 7% during the quarter and 4% year-to-date, as a result of weakness in the roast and ground coffee segment due to heavy price competition and lower volumes at a key customer. Unit volumes in the U.S. coffee concentrates segment were up 3% during the quarter, and 7% year-to-date. Total foodservice coffee sales in the United States were down 2% in the quarter, but up 1% year-to-date.

•	In Europe, foodservice unit volumes decreased 2% during the quarter, and 3% year-to-date, mainly due to a weak market environment in the Netherlands. Unit volumes for European coffee concentrates were up 3% in the second quarter. Sales in the European foodservice market were up 17% for the quarter and 16% for the first half, primarily due to the strength of the euro. In addition, lower volumes were offset by higher coffee prices.

HOUSEHOLD PRODUCTS

Household Products is Sara Lee’s most global business, with important positions in four core product categories: body care, air care, shoe care and insecticides. This line of business also includes Direct Selling, which reaches consumers through an independent sales force in countries around the world.

Second Quarter Highlights

•	Net sales increased in all four core categories due, in part, to the strong euro

•	Direct Selling had strong growth in major markets

•	Operating segment income was up, driven by currency and growth in Direct Selling

•	Core category unit volumes decreased slightly

	Second Quarter		Change		Six Months		Change
In millions	2004	2003	$	%	2004	2003	$	%
Net Sales	$604	$532	$72	13.4%	$1,144	$1,010	$134	13.2%

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(52)	$52		$—	$(89)	$89

Operating segment income	$103	$92	$11	11.2%	$170	$164	$6	3.5%

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(7)	$7		$—	$(11)	$11
Exit activities and business dispositions	—	—	—		(2)	—	(2)

Unit volume change vs. 2003

	Second Quarter 2004	Six Months 2004
Household & Body Care core unit volume	(2)%	1%
Body Care	(3)%	4%
Air Care	(6)%	(4)%
Shoe Care	(3)%	(5)%
Insecticides	15%	18%

Overview

•	Net sales grew 13% in the quarter, driven by favorable foreign currency rates, slight sales growth at household and body care, and strong sales growth in Direct Selling. Year-to-date, net sales were up 13%.

•	Unit volumes decreased 2% in household and body care’s four core categories, driven by volume softness in body care, air care and shoe care, partially offset by strong unit volume growth in insecticides. Year-to-date, unit volumes were up 1%.

•	Operating segment income increased 11% in the quarter as a result of favorable foreign currency exchange rates and strong growth at Direct Selling.

•	Direct Selling continued its sales growth momentum in the major markets of Mexico, Australia, the Philippines and South Africa.

•	MAP spending for Household Products increased 6% in the quarter, driven by an 8% increase in media advertising. MAP spending year-to-date is up 9%.

Household and Body Care

•	In body care, sales for the Sanex brand and local bath and shower brands were up for the quarter, primarily due to favorable foreign currency exchange rates.

•	Unit volumes for air fresheners declined in the quarter in several European markets and the United States as a result of competitive pressures in the areas of pricing and new product introductions. Ambi Pur fragrance burner was introduced in eight countries during the quarter, supported by a TV advertising campaign.

•	Shoe care unit volumes declined in the quarter, primarily due to trade inventory reductions for Kiwi in the United States. Volume declines in France and Italy were offset by growth in Malaysia and Thailand as well as in Africa, where sales have recovered since counterfeit issues are being dealt with aggressively. Overall, net sales for shoe care grew in the second quarter due to currency and a favorable product mix.

•	Net sales for insecticides were up in the quarter as this category benefited from strength in Europe, significant sales growth in Malaysia and favorable currency exchange rates.

Direct Selling

•	Direct Selling net sales increased significantly, driven by strong results in nearly every major market and favorable currency exchange rates. The total number of sales orders increased as independent sales representatives responded positively to holiday product lines and sales incentives.

•	Direct Selling profits increased in the quarter due to improved results in virtually every market, more than offsetting increases in selling, distribution and pension costs.

INTIMATES AND UNDERWEAR

Sara Lee’s Intimates and Underwear line of business includes intimate apparel, knit products and legwear marketed under some of the most powerful brand names in the apparel industry. Sara Lee holds leading share positions in these categories in both North America and Europe.

Second Quarter Highlights

•	Net sales decreased versus a strong quarter last year

•	Weak holiday sales in the apparel category depressed unit volumes and sales

•	Operating segment income was significantly lower as a result of lower sales, lower prices and higher cotton and pension costs

	Second Quarter		Change		Six Months		Change
In millions	2004	2003	$	%	2004	2003	$	%
Net Sales	$1,639	$1,676	$(37)	(2.2)%	$3,243	$3,369	$(126)	(3.7)%

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(73)	$73		$—	$(120)	$120
Dispositions	—	4	(4)		—	4	(4)

Operating segment income	$132	$209	$(77)	(36.5)%	$259	$422	$(163)	(38.6)%

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(4)	$4		$—	$(8)	$8
Exit activities and business dispositions	—	15	(15)		(4)	22	(26)

Unit volume change vs. 2003

	Second Quarter 2004	Six Months 2004
Global unit volume	(4)%	(6)%
Intimate Apparel - Global	(4)%	(6)%
U.S.	(7)%	(9)%
Europe	(2)%	(2)%
Knit Products - Global	(4)%	(6)%
U.S.	(2)%	(4)%
Europe	(13)%	(16)%
Legwear – Global	(1)%	(3)%
Sheer Hosiery – Global	(3)%	(9)%
Socks – Global	2%	4%

Overview

•	Global unit volumes decreased 4% in the quarter and net sales were down 2%. The declines were primarily the result of soft intimate apparel sales in the U.S. mass channel, lower fleece sales in U.S. Casualwear, lower knit products sales in Europe and price decreases in the U.S. printables market.

•	Compared with a strong second quarter last year, operating segment income declined 37% in the quarter due to lower sales, lower margins and increased cotton and pension costs. Year-to-date, operating segment income was down 39%.

•	MAP spending decreased 3% in the quarter, including a 7% decrease in media advertising compared with very strong spending last year. For the first six months, MAP spending was up 6%, driven by a 13% increase in media advertising focused on new product launches.

Intimate Apparel

•	Worldwide intimate apparel sales decreased in the quarter, mainly due to the U.S. intimate apparel business.

•	In the United States, intimate apparel unit volumes fell 7% in the quarter, primarily driven by competition from private label in the mass channel. In Europe, unit volumes decreased 2% in the quarter, as strong results in the Dim and Playtex businesses were offset by lower volumes in the U.K.

•	Profits for intimate apparel fell in the quarter, mainly as a result of lower sales in the United States and increased pension costs.

•	The European intimates business continued to launch exciting new products. Dim Body Touch Up, a comfortable, seamless push-up bra, was introduced in France during the quarter and was supported with an eye-catching outdoor advertising campaign.

Knit Products

•	U.S. underwear unit volumes and sales declined, as key mass retailers continued to reduce inventories compared to year-ago levels, despite retail point of sales (POS) growth for these products during the quarter. Profits in this group increased as a result of reduced expenses.

•	Hanes ComfortSoft, men’s underwear with a comfortable tagless waistband, was introduced in the mass channel during the quarter. The launch was supported by a new TV commercial featuring Michael Jordan. Hanes Ultimate, another new tagless underwear product, was launched at U.S. department stores during the quarter.

•	In the women’s underwear segment, sales for Hanes Her Way at Home sleepwear outperformed the overall sleepwear category at a key retailer.

•	International underwear unit volumes were down in the quarter due to a planned decline in the U.K. and softness in Portugal, more than offsetting the continued success of Dim Men in France.

•	U.S. Activewear unit volumes decreased in the quarter, mainly due to lower volumes in Casualwear as a result of soft fleece sales. Sales and profits in Casualwear decreased as a result of the warm fall and early winter weather in the United States. Sales and profits in the printable T-shirt business fell as a result of strong price competition in the category.

Legwear

•	Net sales and profits in the quarter increased in legwear, primarily driven by very good results in our U.S. sock business.

•	Worldwide unit volumes for the quarter for legwear decreased 1%, combining a 2% unit volume increase for socks with a 3% decline for sheer hosiery.

•	Unit volume growth for socks in the quarter was driven by continued strong retail sales growth in the U.S. mass retail channel.

•	Total sheer hosiery unit volumes in the United States were flat for the quarter despite continued category declines. Innovative, new L’eggs sheer hosiery products, such as Silken Mist Shaper, Silken Mist Toeless and Sheer Vitality Anti-Cellulite were launched at the end of the second quarter.

Net Interest Expense, General Corporate Expenses, Tax Rate and Share Repurchase

Net interest expense was $43 million for the second quarter, compared to $50 million in last year’s second quarter. The decline in interest expense was primarily due to lower rates on floating rate debt.

General corporate expenses were $80 million in the second quarter of fiscal 2004 as compared to $60 million in the comparable period of the prior year. The increase was due to the centralization of certain finance and marketing functions, which increased corporate administrative costs by $7 million; a $7 million charge to write down certain trademarks to fair value; and higher pension and employee benefit costs.

The effective tax rate was 17.9% for the second quarter of fiscal 2004, compared to 17.5% in the prior year’s quarter.

During the second quarter of fiscal 2004, Sara Lee Corporation repurchased more than 1 million shares of its common stock at an average price of $19.93 per share. Year-to-date, the company has repurchased more than 14 million shares at an average price of $19.07 per share. Approximately 38 million shares remain authorized by the board of directors for repurchase.

Exit and Business Disposition Activities

Exit and business disposition activities had no net impact on diluted EPS in either the second quarter or first six months of fiscal 2004. Exit and business disposition activities recognized in fiscal 2003 had no net impact on second quarter diluted EPS, but increased diluted EPS by $.01 for the first six months of fiscal 2003.

In the second quarter of fiscal 2004, the corporation completed the sale of Filodoro Calze S.p.A., a wholly owned European hosiery operation, and received $37 million of cash consideration. No material gain or loss was recognized in the second quarter as a result of this transaction.

During the quarter, the corporation recognized $6 million of pretax profits from the sale of buildings and the settlement of lease obligations related to the Bakery business. Offsetting this amount was $7 million of pretax charges, primarily related to severance of corporate office and Bakery personnel. In the second quarter of fiscal 2003, the corporation’s management approved actions to sever employees, exit leases and dispose of assets in the Bakery segment. These actions resulted in a pretax charge of $22 million.

In addition, the corporation completed certain restructuring and business disposition activities for amounts that were less than previously reflected in the financial statements, and the recognition of these completed transactions essentially offset the costs associated with the Bakery restructuring actions.

In the first half of fiscal 2004, business disposition activity primarily consisted of the sale of the corporation’s minority ownership interest in Johnsonville Foods Inc. and the sale of Filodoro. Cash of $114 million was received from business disposition activities and these transactions resulted in pretax and after tax gains of $9 million and $4 million, respectively. Through the date-of-sale, the Filodoro business had fiscal 2004 net sales of $44 million and an operating loss of $2 million. Exit activities recognized in the first half of fiscal 2004 reduced pretax and after tax profits by $14 million and $8 million, respectively, and consisted primarily of severance and plant closure costs in the corporation’s Meats and Bakery operations.

In the first half of fiscal 2003, business disposition and exit costs increased pretax profits, net income and diluted EPS by $12 million, $11 million and $.01 per share, respectively.

Outlook

Sara Lee’s management currently expects diluted EPS for the third quarter of fiscal 2004 to fall within a range of $.41 to $.45, compared to $.33 in the year-ago period. In January 2004, a portion of the contingencies associated with the sale of a business in 1999 were resolved and the corporation received a cash payment, which will benefit third quarter and full year earnings by approximately $.15 per share. Full-year fiscal 2004 diluted EPS are expected to be in a range of $1.51 to $1.61, compared to $1.50 in fiscal 2003.

Management expects the challenging market conditions that affected operations in the second quarter of fiscal 2004, including higher raw material costs, competitive pricing in printables and weak foodservice markets, to continue into the third quarter of this year. For full fiscal 2004, however, four of the company’s five lines of business – Meats, Bakery, Beverage and Household Products – are expected to show good gains in operating segment income, driven by higher sales from new product activity, select price increases to cover higher raw material costs and an improved economic and retail environment. Intimates and Underwear operating segment income will be down for the year, although improving on a year-over-year basis in the second half as new product activity and a better market environment drive performance. At current exchange rates, primarily relating to the euro, foreign currency translations are expected to have a positive impact on fiscal 2004 results.

Webcast

Sara Lee Corporation’s review of second quarter results for fiscal 2004 will be broadcast live via the Internet today at 9 a.m. CST. During the webcast, the company will discuss second quarter results and provide an outlook for the third quarter and full fiscal year.

The live webcast can be accessed at www.saralee.com, and is anticipated to conclude by 10 a.m. CST. For people who are unable to listen to the webcast live, the earnings review will be available two hours following the completion of the webcast in the Investors section of the Sara Lee corporate Web site until Thursday, Feb. 5, 2004.

Forward-looking statements

This news release contains certain forward-looking statements concerning Sara Lee’s expected financial results and cost savings for the third quarter and full fiscal year 2004. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements.

Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are the following: (i) impacts on reported earnings from fluctuations in foreign currency exchange rates – particularly the euro – given Sara Lee’s significant concentration of business in Western Europe; (ii) significant competitive activity, including advertising, promotional and price competition, and changes in consumer demand for Sara Lee’s products; (iii) a significant reduction in Sara Lee’s business with any of its major customers, such as Wal-Mart, the corporation’s largest customer, including a reduction resulting from adverse developments in the customer’s business; (iv) the impact of declines in equity markets on the funded status and annual expense of the corporation’s defined benefit pension plans and the impact of such market declines on consumer spending; (v) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, the financial condition of suppliers and political environments; (vi) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions, particularly Earthgrains, and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows; (vii) Sara Lee’s ability to realize the estimated savings and productivity improvements associated with prior restructuring initiatives; (viii) fluctuations in the cost and availability of various raw materials; (ix) the impact of various food safety issues on the consumption of meat products in the United States and parts of Europe and the profitability of the corporation’s meat business; (x) credit and other business risks associated with customers operating in a highly competitive retail environment; and (xi) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance. In addition, the corporation’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where the corporation competes.

We have provided additional information in our Form 10-K for fiscal 2003, which readers are encouraged to review, concerning factors that could cause actual results to differ materially from those in the forward-looking statements. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Description

Sara Lee Corporation (www.saralee.com) is one of the world’s leading branded consumer packaged goods companies, selling its products in nearly 200 countries. The company has three global businesses – Food and Beverage, Intimates and Underwear, and Household Products – through which it manufactures and markets products of exceptional quality and value under leading, well-known brand names such as Sara Lee, Earth Grains, Jimmy Dean, Douwe Egberts, Chock full o’ Nuts, Hanes, Playtex, Bali, Dim, Kiwi, Ambi Pur and Sanex.

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Consolidated Statements of Income	Sara Lee Corporation (NYSE)

(in millions except per share amounts)
	Thirteen Weeks Ended			Twenty-Six Weeks Ended
	December 27, 2003	December 28, 2002	Percent Change	December 27, 2003	December 28, 2002	Percent Change
Net sales	$5,017	$4,776	5.1%	$9,683	$9,310	4.0%

Cost of sales	3,070	2,874		5,938	5,626
Selling, general and administrative expenses	1,523	1,434		2,988	2,800
(Income) charges for exit activities and business dispositions	1	(3)		5	(12)
Interest expense	62	68		132	135
Interest income	(19)	(18)		(40)	(37)

	4,637	4,355		9,023	8,512

Income before income taxes	380	421	(9.6)	660	798	(17.2)
Income taxes	68	73		118	142

Net income	$312	$348	(10.0)	$542	$656	(17.3)

Net income per common share
Basic	$0.39	$0.44	(11.4)	$0.69	$0.83	(16.9)

Diluted	$0.39	$0.42	(7.1)	$0.68	$0.80	(15.0)

Average shares outstanding
Basic	792	783		785	783

Diluted	799	818		802	816

See accompanying notes to financial statements.

Operating Results by Industry Segment	Sara Lee Corporation (NYSE)

(in millions)	Thirteen Weeks Ended
	Sales			Operating Income
	December 27, 2003	December 28, 2002	Percent Change	December 27, 2003	December 28, 2002	Percent Change
Sara Lee Meats	$1,083	$976	11.0%	$115	$113	2.1%
Sara Lee Bakery	871	862	1.0	55	21	NM
Beverage	821	731	12.3	123	121	2.3
Household Products	604	532	13.4	103	92	11.2
Intimates and Underwear	1,639	1,676	(2.2)	132	209	(36.5)

Total sales and operating segment income	5,018	4,777	5.0	528	556	(4.9)
Intersegment sales	(1)	(1)	39.3	—	—	—
Amortization of identifiable intangibles	—	—	—	(25)	(25)	0.3
General corporate expenses	—	—	—	(80)	(60)	(32.0)

Total net sales and operating income	5,017	4,776	5.1	423	471	(9.9)
Net interest expense	—	—	—	(43)	(50)	13.0

Net sales and income before income taxes	$5,017	$4,776	5.1%	$380	$421	(9.6)%

	Twenty-Six Weeks Ended
	Sales			Operating Income
	December 27, 2003	December 28, 2002	Percent Change	December 27, 2003	December 28, 2002	Percent Change
Sara Lee Meats	$2,078	$1,899	9.4%	$216	$203	7.0%
Sara Lee Bakery	1,707	1,684	1.4	95	66	43.4
Beverage	1,513	1,350	12.1	221	207	6.8
Household Products	1,144	1,010	13.2	170	164	3.5
Intimates and Underwear	3,243	3,369	(3.7)	259	422	(38.6)

Total sales and operating segment income	9,685	9,312	4.0	961	1,062	(9.4)
Intersegment sales	(2)	(2)	26.5	—	—	—
Amortization of identifiable intangibles	—	—	—	(50)	(49)	(2.5)
General corporate expenses	—	—	—	(159)	(117)	(35.6)

Total net sales and operating income	9,683	9,310	4.0	752	896	(16.0)
Net interest expense	—	—	—	(92)	(98)	6.1

Net sales and income before income taxes	$9,683	$9,310	4.0%	$660	$798	(17.2)%

See accompanying notes to financial statements.

Sara Lee Corporation (NYSE)

Consolidated Balance Sheets

(in millions)	December 27, 2003	June 28, 2003
ASSETS
Cash and equivalents	$591	$942
Trade accounts receivable	2,095	1,928
Inventories	2,698	2,704
Other current assets	396	378
Net assets of businesses held for sale	1	1

Total current assets	5,781	5,953

Other non-current assets	242	284
Property, net	3,343	3,350
Trademarks and other identifiable intangibles, net	2,106	2,110
Goodwill, net	3,436	3,387

	$14,908	$15,084

LIABILITIES AND EQUITY
Notes payable	$131	$75
Accounts payable	1,262	1,286
Accrued liabilities	3,071	2,834
Current maturities of long-term debt	1,064	1,004

Total current liabilities	5,528	5,199

Long-term debt	4,608	5,157
Deferred income taxes	172	200
Pension obligation	1,178	1,178
Other non-current liabilities	1,041	901
Minority interest in subsidiaries	60	358
Preferred stock	—	39
Common stockholders’ equity	2,321	2,052

	$14,908	$15,084

See accompanying notes to financial statements.

Notes to Financial Statements

1.)	Exit and Business Disposition Activities

Exit and business disposition activities had no net impact on diluted earnings per share in either the second quarter or first six months of fiscal 2004. Exit and business disposition activities recognized in fiscal 2003 had no net impact on second quarter diluted earnings per share and increased diluted earnings per share by $.01 for the first six months of fiscal 2003.

In the second quarter of fiscal 2004, the corporation completed the sale of Filodoro, a wholly owned European hosiery operation, and received $37 million of cash consideration. No material gain or loss was recognized in the second quarter as a result of this transaction. During the quarter, the corporation recognized $6 million of pretax profits from the sale of buildings and the settlement of lease obligations related to the Bakery business. Offsetting this amount was $7 million of pretax charges primarily related to severance of corporate office and Bakery personnel. In the second quarter of fiscal 2003, the corporation’s management approved actions to sever employees, exit leases and dispose of assets in the Bakery segment. These actions resulted in a pretax charge of $22 million. In addition, the corporation completed certain restructuring and business disposition activities for amounts that were less than previously reflected in the financial statements, and the recognition of these completed transactions essentially offset the costs associated with the Bakery restructuring actions.

In the first half of fiscal 2004, business disposition activity primarily consisted of the sale of the corporation’s minority ownership interest in Johnsonville Foods Inc. and the sale of Filodoro. Cash of $114 million was received from business disposition activities and these transactions resulted in pretax and after tax gains of $9 million and $4 million, respectively. Through the date of sale, the Filodoro business had net sales of $44 million and an operating loss of $2 million. Exit activities recognized in the first half of fiscal 2004 reduced pretax and after tax profits by $14 million and $8 million, respectively, and consisted primarily of severance and plant closure costs in the corporation’s Meats and Bakery operations. In the first half of 2003, business disposition and exit costs increased pretax profits, net income and diluted earnings per share by $12 million, $11 million and $.01 per share.

2.)	Subsequent Event

Under the terms of a 1999 agreement related to the sale of a European cut tobacco business, the corporation is entitled to receive cash payments if tobacco continues to be a legal product in the Netherlands, Belgium and Germany through 2010. In January 2004, the contingencies associated with a portion of these payments passed, and the corporation received a cash payment of $119 million. The receipt of this cash will be recognized in the corporation’s earnings in the third quarter of fiscal 2004 and is expected to increase diluted earnings per share by approximately $.15 per share. The contingent payment arrangement is described in the corporation’s annual report. Should additional amounts be received they will be recognized in income upon receipt.